EXHIBIT 99.1

NOTICE OF REDEMPTION

PepsiCo, Inc.

1.700% Senior Notes due 2021

(CUSIP No. 713448 DL9)*

NOTICE IS HEREBY GIVEN THAT, pursuant to the Indenture dated as of May 21, 2007 (the “Indenture”), relating to the 1.700% Senior Notes due 2021 (the “Notes”) between PepsiCo, Inc. (the “Company”) and The Bank of New York Mellon, as Trustee, the Company has elected to exercise its option to redeem all of the outstanding Notes on September 6, 2021 (the “Redemption Date”) at a redemption price equal to 100% of the principal amount of the outstanding Notes (the “Redemption Price”), plus accrued and unpaid interest to, but excluding, the Redemption Date.

Payment of the Redemption Price of the Notes, plus accrued and unpaid interest, will be made only upon presentation and surrender of Notes to The Bank of New York Mellon (the “Paying Agent”), by hand or by mail at the following locations:

First Class/Registered/Certified	Express Delivery Only	By Hand Only
The Bank of New York Mellon 2001 Bryan Street, 10th Floor Dallas, TX 75201 Attn: Transfer/Redemption Unit	The Bank of New York Mellon 2001 Bryan Street, 10th Floor Dallas, TX 75201 Attn: Transfer/Redemption Unit	The Bank of New York Mellon 2001 Bryan Street, 10th Floor Dallas, TX 75201 Attn: Transfer/Redemption Unit

Notes held through The Depository Trust Company (“DTC”) should be surrendered for redemption in accordance with DTC’s procedures therefor.

On the Redemption Date, the principal amount of the Notes called for redemption, together with accrued and unpaid interest to, but excluding, the Redemption Date, will become due and payable. Unless the Company fails to pay the Redemption Price on the Redemption Date, subject to the next sentence, or to set apart funds for such payment, interest on the Notes to be redeemed will cease to accrue on and after the Redemption Date. Because the Redemption Date is not a New York Business Day (as defined in the Indenture), the Company shall pay the Redemption Price on the next succeeding Business Day with the same force and effect as if made on the Redemption Date, and no interest shall accrue for the period from and after the Redemption Date.

For all purposes of the Indenture, the Notes called for redemption in accordance with the foregoing will be deemed to be no longer outstanding from and after the Redemption Date, and all rights with respect thereto, except as stated herein, will cease as of the close of business on that same date and the only remaining right of holders of the Notes is to receive payment of the Redemption Price, plus accrued and unpaid interest to, but excluding, the Redemption Date, upon surrender to the Paying Agent of the Notes redeemed.

UNDER THE INTERNAL REVENUE SERVICE BACKUP WITHHOLDING PROVISIONS, THE PAYING AGENT MAY BE REQUIRED TO WITHHOLD TWENTY-FOUR PERCENT (24%) OF ANY GROSS PAYMENT TO A HOLDER WHO FAILS TO PROVIDE A CERTIFIED TAXPAYER IDENTIFICATION NUMBER (EMPLOYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER). TO AVOID BACKUP WITHHOLDING, PLEASE COMPLETE A FORM W–9 OR THE APPLICABLE FORM W-8, AS APPROPRIATE, AND SEND IT TO THE PAYING AGENT IN CONNECTION WITH THE REDEMPTION.

Dated as of August 6, 2021       PepsiCo, Inc.

*	The CUSIP number has been assigned to this issue by CUSIP Global Services and is included solely for the convenience of the holders of the Notes. No representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained herein and the holder may rely only on the identification numbers printed on its Note. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Indenture and the Notes.